

Elaine de Kooning



DEBUT ARTIST LAUNCHING NOW

We’re thrilled to introduce Elaine de Kooning to the platform with one of her most sought-after painting styles.

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ABSTRACT EXPRESSIONIST WITH RISING MARKET

Legendary Artist Available at Sub-$1M Price

De Kooning was an accomplished Abstract Expressionist painter, and was even commissioned to paint a portrait of John F. Kennedy. Our acquisition of this historically important artist comes amidst price growth in her market in recent years.



Elaine de Kooning painting JFK, left, and her final portrait, right

MUSEUM PRESTIGE + MARKET DEMAND

Cave Paintings Are Her Calling Card

Our offering features one of De Kooning's sought-after "Cave Painting" works. Varying in scale and medium, prime examples from this series are held by museums including the MoMA and National Gallery of Art, and make up 3 of her top 5 records at auction.*

#4 Auction Record



Sand Wall (Cave #54) (1985-6)

Sold for $441,000

#5 Auction Record



White Grotto (Cave #62) (1986)

Sold for $441,000

Available Now



Cave #27 (1984)

Available now for $278,000

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View offering circular below

MASTERWORKS